Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 6, 2006, accompanying the consolidated financial statements of SMF Energy Corporation (formerly known as Streicher Mobile Fueling, Inc.) and its subsidiaries, (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of FAS 123(R), “Share-Based Payment”) as of June 30, 2006 and June 30, 2005, which appears in the Annual Report on Form 10-K for the year ended June 30, 2006, and which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report.

/s/ Grant Thornton LLP
Grant Thornton LLP

Fort Lauderdale, Florida June 5, 2007